Exhibit 10.10

MASTER AGREEMENT

This Master Agreement by and between ExIService Holdings, Inc. (“Provider”), a corporation registered in Delaware and located at 350 Park Avenue, 10th Floor, New York, NY 10022, and Dell Products L.P., a Texas limited partnership, located at One Dell Way, Round Rock, Texas 78682 is effective as of November 1, 2002, (“Effective Date”). This Master Agreement and any Schedules, Addenda, Exhibits, and Attachments, as so identified and agreed, shall be hereinafter collectively referred to as the “Agreement.”

1.	INTRODUCTION

This Agreement sets forth the terms and conditions under which Dell Products L.P. and Dell Computer Corporation’s (“DCC”) subsidiaries and affiliates (hereinafter collectively referred to as “Dell”) shall purchase products and/or services from Provider (the “Products”). For the purpose of this Agreement, Products include any software and/or documentation accompanying the sale of the Product, or any necessary deliverables provided in performance of the services. The terms and conditions of this Agreement shall apply to all purchase orders (Dell PO(s)”) issued by Dell for the purchase of Products.

2.	TERM

The initial term of this Agreement shall be three (3) years beginning on the Effective Date. This Agreement will automatically renew for additional successive one-year terms unless one party informs the other of its intent to let the Agreement expire one hundred and eighty (180) days before the end of the then-current term.

3.	PAYMENT

3.1 Unless otherwise agreed in writing, all payments shall be stated (and payments made) in United States dollars and are exclusive of applicable sales, use or similar taxes for which Dell shall be obligated to pay Provider. Dell will have no liability for any taxes based on Provider’s net assets or income or for which Dell has an appropriate resale or other exemption. All invoices for Products provided to Dell will be accumulated, upon receipt, for a period from the 16th day of a month to the 15th day of the following month (the “Accumulation Period”). [*]

3.2 Provider acknowledges and agrees that Dell has the right to withhold any applicable taxes from any royalties or other payments due under this Agreement if required by any government authority.

3.3 Provider represents and warrants that the prices for Products shall be not be less favorable than prices applicable to sales by Provider to any other customer purchasing like quantities of materially comparable products. If at any time during the term of this Agreement, Provider accords to any other such customer more favorable prices, Provider shall immediately offer to sell the Products to Dell at equivalent prices accorded to such other customer.

4.	WARRANTY

Provider represents and warrants on an ongoing basis that:

(a) Dell will acquire good and marketable title to the Products, and that all Products will be free and clear of all liens, claims, encumbrances and other restrictions;

(b) If applicable, all Products will be new and unused and shall not contain used or repaired parts unless requested by Dell in writing, in which case, such Products shall be clearly labeled as refurbished;

(c) All Products will: (i) if applicable, be free from defects in design, materials and workmanship, including but not limited to, cosmetic defects, and (ii) will conform to Provider’s Product specifications and specifications provided by Dell; for thirty six (36) months from the date of delivery to Dell or, if applicable, performance of service.

(d) Services provided will be performed in good and workmanlike manner by a skilled and qualified staff in accordance with highest industry standards;

(e)	It has all the rights and licenses in the Products necessary to allow Dell to use the Products without restriction or additional charge;

(f) This Agreement (including without limitation the delivery of Products) does not violate any applicable law (including without limitation all applicable import or export regulations and all licensing or permitting requirements) or breach any other Agreement to which Provider is a party or bound.

5.	INDEMNITY

5.1 Provider agrees to defend, indemnify, and hold harmless Dell and any of its subsidiaries or affiliates, and their respective directors, officers, employees, representatives, and agents (the “Indemnitees”) from and against any and all claims, actions, demands, legal proceedings, liabilities, damages, losses, judgments, authorized settlements, costs or expenses, including without limitation

*	Indicates redacted information.

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reasonable attorneys’ fees, (the “Damages”) arising out of or in connection with any alleged or actual:

(i) infringement by Provider and/or a Product(s) of a copyright, patent, trademark, trade secret or other proprietary or intellectual property right of any third party;

(ii) claim that Provider and/or Product provided under this Agreement has caused bodily injury (including death) or has damaged real or tangible personal property;

(iii) violation by Provider of any governmental laws, rules, ordinances, or regulations; and/or,

(iv) claim by or on behalf of Provider’s subcontractors, suppliers, or employees for salary, wages, benefits or other compensation.

5.2 Notwithstanding anything else to the contrary in this Agreement and subject to section 5.3 below, Provider shall assume full responsibility for any and all damages related to its indemnification obligation under this section 5 with respect to third parties.

5.3 Provider will provide the above indemnity even if losses are due, or alleged to be due, in part to any lndemnitee’s concurrent negligence or other fault, breach of contract or warranty, or strict liability without regard to fault; provided, however, that Provider’s contractual obligation of indemnification shall not extend to the percentage of the third party claimant’s damages or injuries or the settlement amount attributable to the lndemnitee’s negligence or other fault, breach of contract or warranty, or to strict liability imposed upon Indemnitee as a matter of law.

5.4 In the event of any such claims, Dell shall: (1) promptly notify Provider, (2) at Provider’s expense, reasonably cooperate with Provider in the defense thereof, and (3) not settle any such claims without Provider’s consent which Provider agrees not to unreasonably withhold. Provider shall keep Dell informed at all times as to the status of Provider’s efforts and consult with Dell (or Dell’s counsel) concerning Provider’s efforts; and, Provider shall not settle the claim without Dell’s prior written consent, which shall not be unreasonably withheld.

5.5 In addition to Provider’s obligations and liabilities above, if an infringement claim is made or appears likely to be made about a Product, Provider shall, at Dell’s option, either: procure for Dell the right to continue to use the Product; modify the Product so that it is no longer infringing; or replace it with a non-infringing Product. If none of these alternatives is commercially reasonable, Dell shall return or destroy, at Provider’s option, any Products possessed by Dell for a full refund of the purchase price for the Product.

6.	LIMITATION OF LIABILITY

EXCEPT FOR BREACH OF THE TERMS SET FORTH IN SECTION 8.3 (“CONFIDENTIALITY”), NEITHER DELL NOR PROVIDER WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY TYPE, INCLUDING LOST PROFITS, OR LOST DATA, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES, EVEN IF A PARTY HAS BEEN ADVISED BY THE OTHER PARTY OF THE POSSIBILITY OF THE DAMAGE AND EVEN IF A PARTY ASSERTS OR ESTABLISHES A FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED IN THIS AGREEMENT.

7.	TERMINATION

7.1 Unless expressly set forth in an applicable Addendum or Schedule, Dell may terminate for convenience this Agreement, any Addendum or portion of Addendum, any Schedule or portion of Schedule, Order or Services performed under an Order at any time for any reason upon thirty (30) days advance written notice to Provider

7.2 Provider may terminate this Agreement in the event Dell defaults in the performance of any of its duties and obligations and the default is not cured within thirty (30) days after written notice is given to the Dell.

7.3 Either party may immediately terminate this Agreement by giving written notice to the other party if the other party is insolvent or has a petition brought by or against it under the insolvency laws of any jurisdiction; if the other party makes an assignment for the benefit of creditors; if a receiver, trustee or similar agent is appointed with respect to any property or business of either party.

8.	GENERAL

8.1 Disputes: Before initiating a lawsuit against the other relating to a dispute or claim herein, Dell and Provider agree to first work in good faith to resolve between themselves such dispute or claim arising out of or relating to this Agreement. To this end, either party may request that each party designate an officer or other management employee with authority to bind the party to meet to resolve the dispute or claim. If, after meeting, the parties are still unable to resolve the dispute or claim, then the parties agree to submit the matter to mandatory mediation. During this resolution process, each party will honor the other’s reasonable requests for non-privileged and relevant information. This paragraph will not apply if: (i) the expiration of

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the statute of limitations for a cause of action is imminent; or (ii) injunctive or other equitable relief is necessary to mitigate damages.

8.2 Survival of Terms: Regardless of the circumstances of termination or expiration of this Agreement or any Addendum or Schedule or portion thereof, the provisions of Sections 4 (“Warranty”), 5 (“Indemnity”), 6 (“Limitation of Liability”), and 8 (“General”) will survive the termination or expiration and continue according to their terms.

8.3 Confidentiality: Any confidential information that will be disclosed by either party related to this Agreement shall be disclosed pursuant to the terms and conditions of the Standard, Evergreen Non-disclosure Agreement (#02101605) between Dell and EXL Service, Inc. Notwithstanding anything contrary in the terms of the applicable Non-disclosure Agreement, any trade secrets or other proprietary information of Dell, whether oral, visual or written, shall constitute confidential information of Dell even if not marked as such. Further, Provider’s obligation to preserve the confidentiality of such trade secrets or proprietary information shall continue in perpetuity. The terms and conditions of this Agreement shall be deemed to be confidential information. Provider will not use the name of Dell nor any Dell trademarks, trade names, service marks, or quote the opinion of any Dell employee in any advertising, presentations or otherwise without first obtaining the prior written consent of an officer of Dell.

8.4 Insurance: Provider will obtain and at all times during the term of this Agreement maintain at its own expense, with insurance companies acceptable to Dell, the minimum insurance coverages stated in Exhibit A to this Agreement. Furthermore, Provider shall, within ten (10) days of the Effective Date of this Agreement, provide Dell with Certificates of Insurance evidencing compliance with this paragraph.

8.5 Compliance: (A) Dell is an Affirmative Action/Equal Opportunity Employer. Since Dell transacts business with the United States Government, the Equal Opportunity Clauses at 41 CFR sections 60-1.4(a), 60-250.5(a) and 60-741.5(a) are hereby incorporated and, if applicable, Provider shall comply with FAR 52.212-3, Offer or Representations and Certifications-Commercial Items, and FAR 52-219-8, Utilization of Small Business Concerns; and (B) if subcontractors are engaged to provide any Products pursuant to this Agreement, Provider will use commercially reasonable efforts to engage businesses that are, (i) certified as minority or women owned by a third party certification agency acceptable by Dell, or

(ii) small business concerns that are fifty-one (51%) percent owned, controlled, operated and managed by women or members of a minority group including African Americans, Hispanic Americans, Native Americans, Asian Indian Americans, Asian-Pacific Americans.

8.7 Records: Provider will maintain accurate and legible records for a period of three (3) years and will grant to Dell reasonable access to and copies of, any information reasonably requested by Dell with respect to Provider’s performance under this Agreement, including without limitation information regarding Provider’s efforts to comply with Section 8.5(b).

8.8 Remedies: Except as may be otherwise provided in this Agreement, the rights or remedies of the parties hereunder are not exclusive, and either party shall be entitled alternatively or cumulatively, subject to the other provisions of this Agreement, to damages for breach, to an order requiring specific performance, or to any other remedy available at law or in equity.

8.9 Independent Contractors: The parties are independent contractors and neither party is an employee, agent, servant, representative, partner, or joint venturer of the other or has any authority to assume or create any obligation or liability of any kind on behalf of the other.

8.10 Amendments: Waivers: No waiver of any term or condition is valid unless in writing and signed by authorized representatives of both parties, and will be limited to the specific situation for which it is given. No amendment or modification to this Agreement shall be valid unless set forth in writing and signed by authorized representatives of both parties.

8.11 GOVERNING LAW: THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. PROVIDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF TEXAS, U.S.A. AND HEREBY AGREES THAT ANY SUCH COURT SHALL BE

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A PROPER FORUM FOR THE DETERMINATION OF ANY DISPUTE ARISING HEREUNDER.

8.12 Notices: Any notice required or permitted by this Agreement shall be in writing in English and delivered by certified or registered mail, return receipt requested, postage prepaid and addressed as follows or to such other addresses as may be designated by notice from one party to the other, all such notices being effective on the date received or, if mailed as set forth above, three (3) days after the date of mailing:

If to Dell:

Dell Products, L.P.

One Dell Way

Round Rock, Texas 78682

Attn: VP, General Procurement

cc: General Counsel

If to Provider:

8.13 Severance: Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored and a new provision deemed added to this Agreement to accomplish to the extent possible, the intent of the parties as evidenced by the provision so severed. The headings used in this Agreement have no legal effect.

8.14 Non-Exclusive: Nothing in this Agreement shall require Dell to purchase from Provider any or all of its requirements for products or services that are the same or similar to the Products provided hereunder. Furthermore, Provider agrees to cooperate and work with Dell and any other providers that Dell may engage in connection with the provision of the Products.

8.15 Assignment: This Agreement may not be assigned by Provider in whole or in part, even by operation of law, in a merger or stock or asset sale, without the express written permission of Dell. Such consent shall not be unreasonably withheld. Any attempt to do so will be null and void.

8.16 Offset Obligations: Orders issued by Dell pursuant to this Agreement are placed with the expectation of potential acquisition of credit for current and/or anticipated future offset obligations of Dell or Dell Computer Corporation, or their designated assignees to various governments around the world. Supplier agrees to reasonably assist Dell or Dell Computer Corporation, or their designated assignees in their efforts to secure offset credit from these governments in an amount equal to the value of the applicable in-country content of the orders placed under this Agreement.

8.17 Entire Agreement: This Agreement any related Addenda, Exhibits, Attachments, and Schedules, as so designated, set forth the entire agreement and understanding of the parties relating to the subject matter contained herein, and merges all prior discussions and agreements, both oral and written, between the parties. Each party agrees that use of pre-printed forms, including, but not limited to email, purchase orders, acknowledgements or invoices, is for convenience only and all pre-printed terms and conditions stated thereon, except as specifically set forth in this Agreement, are void and of no effect. Unless expressly amended in an Addendum, Exhibit, Attachment or Schedule, as so designated, in the event of conflict between this Master Agreement and any Addendum, Exhibit, Attachment or Schedule, the terms of this Master Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written herein.

DELL PRODUCTS L.P.		ExlService Holdings, Inc.

By:	/s/ Dagoberto Quintana	By:	/s/ Rohit Kapoor
Printed Name: Dagoberto Quintana		Printed Name: ROHIT KAPOOR
Title: VP Consumer Solutions Center		Title: CFO & PRESIDENT
Date: November 1, 2002		Date:

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